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                                                                     Exhibit 4.2

EXECUTION COPY


                            FORM OF PARENT GUARANTEE

     THIS PARENT GUARANTEE, dated as of September 3, 2003 (the "PARENT GUARANTEE") and granted by Luxottica Group S.p.A (the "PARENT") to each of the purchasers set forth on Schedule A to the Note Purchase Agreements (as defined below), as purchasers (herein, together with their respective successors and assigns duly registered in accordance with Section 13.2 of the Note Purchase Agreements referred to below, the "NOTEHOLDERS") of the U.S.$200,000,000 aggregate principal amount of 3.94% Series A Senior Guaranteed Notes due September 3, 2008 (the "SERIES A NOTES"), U.S.$45,000,000 aggregate principal amount of 4.45% Series B Senior Guaranteed Notes due September 3, 2008 (the "SERIES B NOTES") and U.S.$55,000,000 aggregate principal amount of 4.45% Series C Senior Guaranteed Notes due September 3, 2010 (the "SERIES C NOTES" and, together with the Series A Notes and the Series B Notes, the "NOTES") of Luxottica U.S. Holdings Corp., a corporation incorporated in Delaware (the "COMPANY"), issued pursuant to the separate Note Purchase Agreements, dated September 3, 2003 (herein, as the same may be supplemented or amended from time to time, called the "NOTE PURCHASE AGREEMENTS") between the Company, the Parent and the Noteholders. Capitalized terms used herein but not otherwise defined herein shall have the meaning assigned thereto in the Note Purchase Agreements.

                              W I T N E S S E T H :

     WHEREAS, it is a condition precedent to the Noteholders entering into the Note Purchase Agreements and purchasing the Notes that the Parent executes this Parent Guarantee; and

     WHEREAS, the Parent will be receiving a direct or indirect corporate benefit as a result of the issuance of the Notes and the application of the proceeds thereof by the Company;

     NOW, THEREFORE, in consideration of the premises, and in order to induce the Noteholders to enter into the Note Purchase Agreements and to purchase the Notes from the Company, the Parent agrees as follows:

1    GUARANTEE.

     1.1  OBLIGATIONS GUARANTEED.

               The Parent hereby irrevocably, absolutely and unconditionally guarantees to the holders from time to time of the Notes: (a) the full and prompt payment of the principal of all of the Notes and of the interest thereon at the rate therein stipulated and the Make-Whole Amount, the Modified Make-Whole Amount, Additional Amounts and all other amounts owing to the holders from time to time under the Notes, the Note Purchase Agreements when and as the same shall become due and payable, whether by lapse of time, upon redemption or prepayment, by extension or by acceleration or declaration, or otherwise, (b) the full and prompt performance and observance

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     by the Company of each and all of the covenants and agreements required to be performed or observed by it under the terms of the Note Purchase Agreements, and (c) payment, upon demand by any holder of the Notes, of all costs and expenses, legal or otherwise (including reasonable attorneys fees) and such expenses, if any, as shall have been expended or incurred in the protection or enforcement of any right or privilege under the Note Purchase Agreements or any of the other Financing Documents or in any consultation or action in connection therewith, and in each and every case irrespective of the validity, regularity, or enforcement of any of the Notes, the Note Purchase Agreements or any of the other Financing Documents or any of the terms thereof or of any other like circumstance or circumstances (all of the obligations described in the foregoing clause
     (a), clause (b) and clause (c) being referred to herein as the "Guaranteed Obligations"). The guaranty of the Notes herein provided for is a guaranty of the immediate and timely payment of the principal, interest, Make-Whole Amount or Modified Make-Whole Amount, if any, Additional Amounts and all other amounts owing to the holders from time to time under the Notes and the Note Purchase Agreements when and as the same are due and payable and shall not be deemed to be a guaranty only of the collectibility of such payments and that in consequence thereof each holder of the Notes may sue the Parent directly upon such principal, interest and other amounts becoming so due and payable.

     1.2  OBLIGATIONS UNCONDITIONAL; WAIVERS.

          (a) The Guaranteed Obligations shall be absolute and unconditional and shall remain in full force and effect until the entire principal, interest and Make-Whole Amount or Modified Make-Whole Amount (if any) on the Notes and all other sums due pursuant to the Note Purchase Agreements and the Notes shall have been fully, finally and indefeasibly paid and such Guaranteed Obligations shall not be affected, modified or impaired upon the happening from time to time of any event or condition, including without limitation any of the following, whether or not with notice to or the consent of the Parent:

               (i) the power or authority or the lack of power or authority of the Company to issue the Notes or to execute and deliver the Note Purchase Agreements, and irrespective of the validity of the Notes, the Note Purchase Agreements or of any defense whatsoever that the Company may or might have to the payment of the Notes (including, without limitation, principal, interest and Make-Whole Amount or Modified Make-Whole Amount, if any) or to the performance or observance of any of the provisions or conditions of the Note Purchase Agreements, or the existence or continuance of the Company as a legal entity;

               (ii) any failure to present the Notes for payment or to demand payment thereof, or to give the Parent or the Company notice of dishonor for non-payment of the Notes, when and as the same may become due and payable, or notice of any failure on the part of the Company to do any act or thing or to perform or to keep any covenant

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          or agreement to be done, kept or performed under the terms of the
          Notes or the Note Purchase Agreement;

               (iii) the acceptance of any security or any guaranty, the advance of additional money to the Company, any extension of the obligation of the Notes, either indefinitely or for any period of time, or any other modification in the obligation of the Notes or of the Note Purchase Agreements or the Company thereon, or in connection therewith, or any sale, release, substitution or exchange of any security;

               (iv) any act or failure to act with regard to the Notes, or the Note Purchase Agreements or anything which might vary the risk of the Parent (including, without limitation, any release or substitution of any one or more of the endorsers or guarantors of the Guaranteed Obligations);

               (v) any action taken under Note Purchase Agreements in the exercise of any right or power thereby conferred or any failure or omission on the part of any holder of any Note to first enforce any right or security given under Note Purchase Agreements or any failure or omission on the part of any holder of any of the Notes to first enforce any right against the Company, provided that nothing in this Section shall entitle the holder of Notes (or any of them) to recover twice any sums claimed pursuant to this Parent Guarantee;

               (vi) the waiver, compromise, settlement, release or termination of any or all of the obligations, covenants or agreements of the Company contained in the Note Purchase Agreements, or of the payment, performance or observance thereof, provided that nothing in this Section shall entitle the holder of Notes (or any of them) to recover twice any sums claimed pursuant to this Parent Guarantee;

               (vii) the failure to give notice to the Company or the Parent of the occurrence of any Default or Event of Default under the terms and provisions of the Note Purchase Agreements;

               (viii) the extension of the time for payment of any principal of, or interest (or Make-Whole Amount or Modified Make-Whole Amount or any other amount, if any), on any Note owing or payable on such Note or of the time of or for performance of any obligations, covenants or agreements under or arising out of the Note Purchase Agreements or the extension or the renewal of any thereof;

               (ix) the modification or amendment (whether Material or otherwise) of any obligation, covenant or agreement set forth in any Financing Document;

               (x) any failure, omission, delay or lack on the part of the holders of the Notes to enforce, assert or exercise any right, power or remedy conferred on the holders of the Notes in the Note Purchase

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          Agreements, or any other act or acts on the part of the holders from time to time of the Notes,

               (xi) the voluntary or involuntary liquidation, dissolution, sale or other disposition of all or substantially all the assets, marshaling of assets and liabilities, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization or arrangement under bankruptcy or similar laws, composition with creditors or readjustment of, or other similar procedures affecting the Parent or the Company or any of the assets of any of them, or any allegation or contest of the validity of the Note Purchase Agreements or the disaffirmance of the Note Purchase Agreements in any such proceeding (it being understood that the obligations of the Parent under this Parent Guarantee shall continue to be effective or be reinstated, as the case may be, if at any time any payment made with respect to the Notes is rescinded or must otherwise be restored or returned by any holder of the Notes upon the insolvency, bankruptcy or reorganization of the Company or the Parent, all as though such payment had not been made);

               (xii) any event or action that would, in the absence of this clause, result in the release or discharge by operation of law of the Parent from the performance or observance of any obligation, covenant or agreement contained in this Parent Guarantee;

               (xiii) the invalidity or unenforceability of any Financing Document;

               (xiv) the invalidity or unenforceability of the obligations of the Parent under this Parent Guarantee, the absence of any action to enforce such obligations of the Parent, any waiver or consent by the Parent with respect to any of the provisions hereof or any other circumstances which might otherwise constitute a discharge or defense by the Parent, including, without limitation, any failure or delay in the enforcement of the obligations of the Parent with respect to this Parent Guarantee or of notice thereof; or any suit or other action brought by any shareholder or creditor of, or by, the Parent or any other Person, for any reason, including, without limitation, any suit or action in any way attacking or involving any issue, matter or thing in respect of the Note Purchase Agreements any other Financing Document or any other agreement;

               (xv) the impossibility or illegality of performance on the part of the Company or any other Person of its obligations under any Financing Document or any other instruments;

               (xvi) in respect of the Company or any other Person, any change of circumstances, whether or not foreseen or foreseeable, whether or not imputable to the Company or any other Person, or other impossibility of performance through fire, explosion, accident, labor disturbance, floods droughts, embargoes, wars (whether or not

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          declared), civil commotions, acts of God or the public enemy, delays or failure of suppliers or carriers, inability to obtain materials, action of any regulatory body or agency, change of law or any other causes affecting performance, or other force majeure, whether or not beyond the control of the Company or any other Person and whether or not of the kind hereinbefore specified;

               (xvii) any attachment, claim, demand, charge, lien, order, process, encumbrance or any other happening or event or reason, similar or dissimilar to the foregoing, or any withholding or diminution at the source, by reason of any taxes, assessments, expenses, indebtedness, obligations or liabilities of any character, foreseen or unforeseen, and whether or not valid, incurred by or against any Person, or any claims, demands, charges or liens of any nature, foreseen or unforeseen, incurred by any Person, or against any sums payable under the Note Purchase Agreements, so that such sums would be rendered inadequate or would be unavailable to make the payments herein provided;

               (xviii) the failure of the Parent to receive any benefit or consideration from or as a result of its execution, delivery and performance of this Agreement;

               (xix) any sale, exchange, release or surrender of any property at any time pledged or granted as security in respect of the Guaranteed Obligations, whether so pledged or granted by the Parent of the Company under any Financing Document; or

               (xx) any other circumstance which might otherwise constitute a defense available to, or a discharge of, the Parent in respect of the obligations of the Parent under this Parent Guarantee;

          PROVIDED that the specific enumeration of the above-mentioned acts, failures or omissions shall not be deemed to exclude any other acts, failures or omissions, though not specifically mentioned above, it being the purpose and intent of this Parent Guarantee that the obligations of the Parent hereunder shall be absolute and unconditional to the extent herein specified and shall not be discharged, impaired or varied except by the full, final and indefeasible payment to the holders thereof of the principal of, interest on and Make-Whole Amount, Modified Make-Whole Amount, Additional Amounts owing under the Note Purchase Agreements and any other amounts due in respect of the Notes, and then only to the extent of such payments. Without limiting any of the other terms or provisions hereof, it is understood and agreed that in order to hold the Parent liable hereunder, there shall be no obligation on the part of any holder of any Note to resort, in any manner or form, for payment, to the Company, to any other Person or to the properties or estates of any of the foregoing. All rights of the holder of any Note pursuant thereto and to this Parent shall be considered to be transferred or assigned upon the transfer of such Note whether with or without the consent of or notice to the Parent or the Company. Without limiting the foregoing, it is understood that repeated and successive demands may be made and recoveries may be had hereunder as and

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     when, from time to time, the Company shall default under the terms of the
     Notes or the Note Purchase Agreements and that notwithstanding recovery hereunder for or in respect of any given Default or Event of Default, this Parent Guarantee shall remain in full force and effect and shall apply to each and every subsequent Default and Event of Default.

          (b) Except as otherwise provided in this Parent Guarantee, to the fullest extent permitted by law, the Parent does hereby expressly waive:

               (i)     all of the matters specified in clause (a) of this
          Section 1.2 and any notices in respect thereof;

               (ii)    notice of acceptance of the Note Purchase Agreements;

               (iii) notice of any purchase or acceptance of the Notes under the Note Purchase Agreements, or the creation, existence or acquisition of any of the Guaranteed Obligations, subject to the Parent's right to make inquiry of each holder to ascertain the amount of the Guaranteed Obligations at any reasonable time;

               (iv) notice of the amount of the Guaranteed Obligations, subject to the Parent's right to make inquiry of each holder to ascertain the amount of the Guaranteed Obligations at any reasonable time; and

               (v) any stay (except in connection with a pending appeal), valuation, appraisal, redemption or extension law now or at any time hereafter in force that, but for this waiver, might be applicable to any sale of property of the Parent made under any judgment, order or decree based on this Parent Guarantee, and the Parent covenants that it will not at any time insist upon or plead, or in any manner claim or take the benefit or advantage of any such law.

          (c) Each of the rights and remedies granted under this Parent Guarantee to each holder in respect of the Notes held by such holder may be exercised by such holder without notice to, or the consent of or any other action by, any other holder. Each holder may proceed to protect and enforce this Parent Guarantee by suit or suits or proceedings in equity, at law or in bankruptcy, and whether for the specific performance of any covenant or agreement contained herein or in execution or aid of any power herein granted; or for the recovery of judgment for the obligations hereby guaranteed or for the enforcement of any other proper, legal or equitable remedy available under applicable law.

          (d) If any holder shall have instituted any proceeding to enforce any right or remedy under this Parent Guarantee or under any Note held by such holder and such proceeding shall have been discontinued or abandoned for any reason, or shall have been determined adversely to such holder, then and in every such case each such holder and the Company shall, except as may be limited or affected by any determination in such proceeding, be restored severally and respectively to its respective former position hereunder and

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     thereunder, and thereafter the rights and remedies of such holders shall continue as though no such proceeding had been instituted.

          (e) The obligations of the Parent under this Parent Guarantee shall not be discharged nor shall the Parent liability be affected by any reduction occurring in, or any arrangement being made relating to any of the Company's liabilities to one or more holders of Notes as a result of any arrangement or composition made pursuant to any provisions of any applicable bankruptucy or insolvency laws or any analogous provision or made pursuant to any proceedings or actions whatsoever and whether or not following the appointment of any administrator, administrative receiver, trustee, liquidator, receiver or examiner or any similar officer to the Company or over all or a substantial part of the Company, and the Parent hereby agrees that the amount recoverable by the holders of the Notes from the Parent hereunder will be and will continue to be the full amount which would have been recoverable by the holders of the Notes from the Company in respect of the Company's liabilities hereunder and under the other Financing Documents had no such arrangement or composition as aforesaid been entered into.

2    COLLECTION EXPENSES.

     In the event that the Parent shall be required to make any payment to any holder of any Note pursuant to the provisions of this Parent Guarantee, it shall, in addition to such payment, pay to such holder such further amount as shall be sufficient to cover the costs and expenses of collection, including, without limitation, the reasonable costs and expenses of attorneys or financial advisors incurred in connection with the evaluation and enforcement of any rights hereunder or under the other provisions of the Note Purchase Agreement, and any reasonable expenses or liabilities incurred by any holder of any Note hereunder and thereunder shall survive the payment of the Notes, provided that the Parent shall not be required to pay any further amounts, costs, expenses or liabilities than have otherwise been paid pursuant to the terms of the Note Purchase Agreements or this Parent Guarantee.

3    SUBROGATION.

     To the extent of any payments made under this Parent Guarantee, the Parent shall be subrogated to the rights of the holder of the Notes receiving such payments, but the Parent covenants and agrees that such right of subrogation shall be subordinate in right of payment to the rights of any holders of the Notes for which full payment has not been made or provided for and, to that end, the Parent agrees not to claim or enforce any such right of subrogation or any right of setoff or any other right which may arise on account of any payment made by the Parent in accordance with the provisions of this Parent Guarantee unless and until all of the Notes owned by Persons other than the Parent and all other sums due or payable under this Parent Guarantee have been fully paid and discharged.

4    PREFERENCE; MARSHALING.

          (a) The Parent agrees that to the extent the Company makes any payment on the Notes, which payment or any part thereof is subsequently invalidated, voided, declared to be fraudulent or preferential, set aside, or is

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     required to be repaid to a trustee, receiver or any other Person under any bankruptcy code, common law, or equitable cause, then and to the extent of such payment, the obligation or the part thereof intended to be satisfied shall be revived and continued in full force and effect with respect to the Parent's obligations hereunder, as if said payment had not been made. The liability of the Parent hereunder shall not be reduced or discharged, in whole or in part, by any payment to any holder of the Notes from any source that is thereafter paid, returned or refunded in whole or in part by reason of the assertion of a claim of any kind relating thereto, including, but not limited to, any claim for breach of contract, breach of warranty, preference, illegality, invalidity or fraud asserted by any account debtor or by any other Person.

          (b)  None of the holders of the Notes shall be under any obligation
     (i) to marshal any assets in favor of the Parent or in payment of any or all of the liabilities of the Company under or in respect of the Notes or the obligation of the Parent hereunder or (ii) to pursue any other remedy that the Parent may or may not be able to pursue itself and that may lighten the Parent's burden, any right to which the Parent hereby expressly waives. The obligations of the Parent under this Parent Guarantee rank PARI PASSU in right of payment with all other Indebtedness for borrowed money (actual or contingent) of the Parent which is not secured or the subject of any statutory trust or preference or which is not expressly subordinated in right of payment to any other debt.

5    MAXIMUM GUARANTEED LIABILITY.

     The Parent shall not be liable for any amounts in respect of any of the obligations guaranteed under this Parent Guarantee in excess of the aggregate of:

          (a) any and all interest due on the Notes or under the Note Purchase Agreement, including without limitation all scheduled interest payments, interest at the default interest rates specified in the Notes on amounts not paid when due and any interest which accrues during any bankruptcy proceeding of the obligor for such payment;

          (b) any payment due by the Company pursuant to Section 22.7 of the Note Purchase Agreement, subject to a maximum withholding rate of 40%; and

          (c) any and all other obligations of the Parent, including (without limitation) costs and expenses, under this Parent Guarantee up to an aggregate amount of U.S.$600 million.

6    ENTIRE AGREEMENT; AMENDMENTS; WAIVERS.

     The Parent hereby agrees that this instrument contains the entire agreement between the parties and that there is and can be no other oral or written agreement or understanding whereby the provisions of this instrument have been or can be terminated, affected, varied, waived, amended or modified in any manner, unless the same be set forth and consented to in writing by such Parent and (i) the registered holders of all the Notes in the case of Sections 1, 6, 13 or 14 or (ii) Required Holders in all other cases.

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     Any consent given pursuant to this Section 6 by a holder of a Note which has (i) transferred or agreed to transfer all or a portion of its Notes to the Company, the Parent or any Subsidiary and (ii) provided such consent as a condition to such transfer, shall be valid and binding only upon such holder. Any amendment or waiver which becomes effective only with such consent (and the consents of all other holders of the Notes which were acquired under the same or similar conditions) shall be valid and binding only upon such holder.

7    SUCCESSORS AND ASSIGNS.

     In respect of the obligations of the Company under the Notes, this Parent Guarantee shall be binding upon and inure to the benefit of the Noteholders (and for this purpose the Parent may treat the Person in whose name any Note is registered in the register maintained by the Company as the owner and holder of such Note for all purposes whatsoever and the Parent shall not be affected by notice to the contrary). In respect of all other obligations of the Company guaranteed by this Parent Guarantee, this Parent Guarantee shall be binding upon and inure to the benefit of the respective successors and assigns of the Parent and of any Noteholder. This Parent Guarantee shall without further consent of the Parent, pass to, and may be relied upon and enforced by, any successor or assignee of any Noteholder and any transferee or subsequent registered holder of any Note.

8    JURISDICTION; SERVICE OF PROCESS.

     The Parent is not entitled to immunity from judicial proceedings and agrees that, if judicial proceedings are brought by any Noteholder to enforce any right or remedy under this Parent Guarantee or under any Note, no immunity from such proceedings will be claimed by or on behalf of the Parent or with respect to its property. With respect to any such suit, action or proceeding which may be brought by any Noteholder, the Parent hereby consents to submit to the non-exclusive jurisdiction of any state or federal court of competent jurisdiction sitting within the area comprising the Southern District of New York on the date of this Parent Guarantee and waives any objection which it may have to the venue of any such suit, action or proceeding in any such court and any claim or defense of inconvenient forum. The Parent has delivered to you a true and correct copy of an instrument by which the Parent has irrevocably appointed CT Corporation System, with offices as at the date of this Parent Guarantee at 111 Eighth Avenue, 13th Floor, New York, NY 10011, as its authorized agent upon which process may be served in any such suit, action or proceeding and by which CT Corporation System has accepted such appointment. The Parent will take any and all action, including the execution and filing of all such documents and instruments, as may be necessary to effect and continue the appointment of such agent in full force and effect, or if necessary by reason of any fact or condition relating to such agent, to replace such agent (but only after having given notice thereof to each Noteholder). The Parent agrees that service of process upon such agent and written notice of such service given to the relevant Parent as provided in Section 9 shall be deemed in every respect effective service of process upon the Parent in any such suit, action or proceeding in any such court. In making the foregoing appointment and submission to jurisdiction, the Parent expressly waives the benefit of any contrary provisions of foreign law. Nothing in

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this Section 8 shall affect the right of any Noteholder to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against a Parent in any court in which the Parent is subject to suit.

9    NOTICES.

     All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or
(b) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

          (x) if to a Noteholder or its nominee, to such Noteholder or its nominee at the address specified for such communications in Schedule A to the Note Purchase Agreements, or at such other address as such Noteholder or its nominee shall have specified to the Company in writing, or

          (y) if to the Parent, to such Parent at Via Cantu 2, Milan 20123, Italy, to the attention of Enrico Cavatorta, or at such other address as a Parent shall have specified to the holder of each Note in writing.

Notices under this Section 9 will be deemed given only when actually received.

10   GOVERNING LAW, ETC.

     This Parent Guarantee shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

11   SUBROGATION.

     The Parent irrevocably, unconditionally, until the obligations guaranteed hereunder shall have been indefeasibly paid in full or released, hereby waive all rights any such Parent may have to be subrogated to the rights of the Noteholders, and all other remedies that any of them may have against the Company or the Parent, in respect of which any payment is made hereunder. If any amount shall be paid to the Parent on account of any such subrogation rights or other remedy, notwithstanding the waiver thereof, such amount shall be received in trust for the benefit of the Noteholders and shall forthwith be paid to such Noteholders to be credited and applied upon the obligations guaranteed hereby, whether matured or unmatured, in accordance with the terms hereof. The Parent agrees that its respective obligations under this Section 11 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Company or the Parent is rescinded or must be otherwise restored by any Noteholder, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, all as though such amount had not been paid.

12   NO WAIVER.

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     No delay on the part of any Noteholder in exercising any rights hereunder or failure to exercise the same shall operate as a waiver of such rights; no notice to or demand on the Parent shall be deemed to be a waiver of the obligation of such Parent or of the rights of any Noteholder to take further action without notice or demand as provided herein.

13   WITHHOLDING TAXES.

     All payments by the Parent under this Parent Guarantee will be made by such Parent in lawful currency of the United States of America free and clear of, and without liability or withholding or deduction for or on account of, any Taxes of whatever nature including, without limitation, net income or franchise taxes, imposed or levied by or on behalf of any jurisdiction other than, in respect of Persons that are residents of the United States of America, the United States of America or, in respect of Persons that are residents of the Republic of Ireland, the Republic of Ireland (or any political subdivision or taxing authority of or in such jurisdiction)(hereinafter a "Taxing Jurisdiction"), unless the withholding or deduction of such Tax is compelled by law.

     If any deduction or withholding for any Tax of a Taxing Jurisdiction shall at any time be required in respect of any amounts to be paid by a Parent under this Parent Guarantee, such Parent will pay to the relevant Taxing Jurisdiction the full amount required to be withheld, deducted or otherwise paid and pay such additional amounts as may be necessary in order that the net amounts paid to each Noteholder pursuant to the terms of the Parent Guarantee after such deduction, withholding or payment (including without limitation any required deduction or withholding of Tax on or with respect to such additional amount) (the "Additional Amounts"), shall be not less than the amounts then due and payable under the terms of this Parent Guarantee, PROVIDED that no payment of any Additional Amounts shall be required to be made:

          (a) to any beneficial owner of a Note or its nominee not either (i) a United States person, within the meaning of Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended (the "Code") (such person, a "U.S. Person"), or (ii) a "qualified person" within the meaning of Article 23 of the Convention Between the Government of the United States of America and the Government of Ireland for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income and Capital Gains, dated July 28, 1997 (the "US/Ireland Treaty") and not subject to the limitations imposed by Code Section 894(c) (such person, a "Republic of Ireland Person"), in excess of the amount which the Subsiciary Guarantor
     (x) would have been obligated to pay if such Noteholder or its nominee had been a U.S. Person and entitled to claim the benefits of the double tax treaty (if any) in force at the relevant time between the United States and the Taxing Jurisdiction (for original Purchasers that are U.S. Persons), or
     (y) would have been obligated to pay if such Noteholder or its nominee had been a Republic of Ireland Person and entitled to claim the benefits of the double tax treaty (if any) in force at the relevant time between the Republic of Ireland and the Taxing Jurisdiction (for original Purchasers that are Republic of Ireland Persons);

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          (b)  for or on account of any Tax that would not have been imposed but for the existence of any present or former connection between such Noteholder (or between a fiduciary, settler, beneficiary, member of, shareholder of, or possessor of a power over, such Noteholder, if such Noteholder is an estate, trust, partnership or corporation or any Person other than the Noteholder to whom the relevant Notes or any amount payable thereon is attributable for the purposes of such Tax) and the Taxing Jurisdiction, other than the mere holding of the relevant Note or the receipt of payments thereunder or in respect thereof, including without limitation such Noteholder (or such other Person described in the above parenthetical) being or having been a citizen or resident thereof, being or having been engaged in a trade or business therein or having or having had a permanent establishment office, fixed base or branch therein, provided that this sub-clause (b) shall not be applicable if the identity of the Taxing Jurisdiction changes following an assumption by a new corporation of the obligations of the Parent hereunder and such present or former connection between such holder and the new Taxing Jurisdiction existed at the time of such change (but the Parent's obligations pursuant to this paragraph shall be limited to the amount of any increase in Taxes resulting from such assumption above the amount of Taxes that would otherwise be payable by such holder in such jurisdiction);

          (c) for or on account of any Tax that would not have been imposed but for the delay or failure by such Noteholder (following a written request by the Parent ) in the filing with the relevant Taxing Jurisdiction or otherwise of Forms (as defined below) or the failure to accurately or validly complete such Forms that are required to be filed by such Noteholder to avoid or reduce such Taxes; or

          (d)  any combination of clauses (a), (b) and (c) above.

     In the event that a double tax treaty in force on the date of this Parent Guarantee is repealed, amended or otherwise modified in a manner that caused the Parent to pay an Additional Amount in excess of the amount payable as of the date of this Parent Guarantee, at the request of the Parent, any Noteholder(s) (other than Noteholder(s) that are U.S. Persons) with respect to whose Notes such Additional Amounts are payable shall reasonably cooperate with the Parent to cause the transfer of the Notes to a related person who may benefit from a double tax treaty in force at the relevant time if such transfer would reduce the Additional Amounts payable pursuant to this Section 13.

     By acceptance of any Note, the holder of such Note agrees that it will from time to time with reasonable promptness (x) duly complete and deliver (and cause its nominee, if any, to duly complete and deliver) to or as reasonably directed by the Parent all such forms, certificates, documents and returns (which shall be provided together with instructions in English) provided to such Noteholder by the Parent (collectively "Forms") required to be filed by or on behalf of such Noteholder or its nominee in order to avoid or reduce any such Tax pursuant to the provisions of an applicable statute, regulation or administrative practice of the relevant Taxing Jurisdiction or of a double tax treaty between the United States and such Taxing Jurisdiction in

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force at the relevant time, for Purchasers that are U.S. Persons, or of a double tax treaty between the Republic of Ireland and such Taxing Jurisdiction in force at the relevant time, for Purchasers that are Republic of Ireland Persons, and
(y) provide the Parent with such information with respect to such Noteholder or its nominee as the Parent may reasonably request in order to complete any such Forms; provided, that nothing in this Section 13 shall require any Noteholder to provide information with respect to any such Form or otherwise if in the opinion of such Noteholder such Form or disclosure of information would involve the disclosure of tax return or other information that is confidential or proprietary to such Noteholder and provided further that such request does not (in such Noteholder's reasonable opinion) impose an unreasonable burden (in time, resources or otherwise) on such Noteholder. For purposes of the preceding sentence, the Noteholder agrees that the completion of United States Internal Revenue Service Forms W-9, W-8BEN, W-8IMY and W-8ECI (or any successor or alternative form provided such form requires substantially similar information as the form it replaces) do not require the Noteholder to provide information that involves the disclosure of tax return or other information that is confidential or proprietary and the completion of such Forms do not impose an unreasonable burden (in time, resources or otherwise) on such Noteholder.

     On or before the date of the Closing, the Parent will furnish you with copies of the appropriate Form currently required to be filed pursuant to clause
(c) of the second paragraph of this Section 13, if any, and in connection with the transfer of any Note the Parent will furnish the transferee of such Note with copies of all Forms then required.

     If the Parent makes payment of an Additional Amount under this Section 13 for the account of the holder of any Note and such Noteholder is entitled to a refund of the tax (a "Tax Refund") to which such payment is attributable, and such Tax Refund may be obtained by filing Forms, then such Noteholder shall, after receiving a written request therefor from the Parent (which request shall specify in reasonable detail the Forms to be filed), file such Forms. If such Noteholder subsequently receives such a Tax Refund, and such Noteholder is readily able to identify the Tax Refund as being attributable to the tax with respect to which the Additional Amount was made, then such Noteholder shall, to the extent that it can do so without prejudice to the retention of the amount of such refund or remission and without prejudice to the right of such Noteholder to obtain any other relief or allowance which may be available to it, reimburse the Parent such amount as such Noteholder shall determine in good faith to be the proportion of the Tax Refund as being attributable to the relevant Taxes or deduction or withholding, as will leave such Noteholder, after such reimbursement, in no better or worse position than that in which such Noteholder would have been if such payment of an Additional Amount by the Parent had not been required. Nothing herein contained shall interfere with the right of the holder of any Note to arrange its tax affairs in whatever manner it thinks fit and, in particular, no holder of any Note shall be under any obligation to claim relief from its corporate profits or similar tax liability in respect of such Tax in priority to any other claims, reliefs, credits or deductions available to it or oblige any holder of any Note to disclose any information relating to its tax affairs or any computations in respect thereof, or require any Noteholder to account for any indirect taxation benefits arising from the deduction or withholding of any Tax.

     The Parent will furnish the holders of Notes, within 30 days after the date of any payment by the Parent of any Tax in respect of any amounts paid under this

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agreement or the Notes, the original tax receipt issued by the relevant taxation or other authorities involved for all amounts paid as aforesaid (or if such original tax receipt is not available or must legally be kept in the possession of the Parent, a duly certified copy of the original tax receipt of any other reasonably satisfactory evidence of payment), together with such other documentary evidence with respect to such payments as may be reasonably requested from time to time by any holder of a Note.

     The obligations of the Parent under this Section 13 will survive the payment or transfer of any Note and the termination of this Parent Guarantee.

14   JUDGMENT CURRENCY INDEMNITY.

     Any payment on account of an amount that is payable hereunder in Dollars which is made to or for the account of any Noteholder in lawful currency of any other jurisdiction (the "Other Currency") whether as a result of any judgment or order or the enforcement thereof or the realization of any security or the liquidation of the Parent shall constitute a discharge of such Parent 's obligation under this Parent Guarantee only to the extent of the amount of Dollars which such holder could purchase in the New York foreign exchange markets with the amount of the Other Currency in accordance with normal banking procedures at the rate of exchange prevailing on the first day (other than a Saturday) on which banks in New York are generally open for business following receipt of the payment first referred to above. If the amount of Dollars that could be so purchased on such date is less than the amount of Dollars originally due to such holder, such Parent shall indemnify and save harmless such holder from and against all loss or damage arising out of or as a result of such deficiency. This indemnity shall constitute an obligation separate and independent from the other obligations contained in this Parent Guarantee, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by any Noteholder from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due hereunder or under any judgment or order.

15   HEADINGS.

     The descriptive headings of the several Sections of this Parent Guarantee are inserted for convenience only and do not constitute a part of this Parent Guarantee.

16   SEVERABILITY.

     Any provision of this Parent Guarantee that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

17   DEFINITIONS.

     Capitalized terms not otherwise defined herein shall have the meaning provided in the Note Purchase Agreements.

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                            [signature page follows]

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     IN WITNESS WHEREOF the Parent has caused this Parent Guarantee to be executed the day and year first above written.

                                    Luxottica Group S.p.A

                                    By:
                                       ------------------------------

                                    Name:

                                    Title:

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